UFP Industries, Inc.

Exhibit 99.1

The following tables present the operating results by segment for three months ended for March 30, June 29, September 28, and December 29, 2019. During the second quarter of 2020, management retrospectively reallocated certain inter-company charges from Corporate to their respective segments to better assess segment profitability. Prior year information in these tables has been restated to reflect these changes.

	Three Months Ended March 30, 2019

(in thousands)	Retail	Industrial	Construction	All Other	Corporate	Total
Net sales	$333,100	$274,759	$365,137	$42,110	$19	$1,015,125
Cost of goods sold	296,547	231,752	304,740	31,678	(3,859)	860,858
Gross profit	36,553	43,007	60,397	10,432	3,878	154,267
Selling, general, administrative expenses	25,639	24,296	45,685	7,934	1,763	105,317
Other	44	(20)	123	303	54	504
Earnings from operations	$10,870	$18,731	$14,589	$2,195	$2,061	$48,446

	Three Months Ended June 29, 2019

(in thousands)	Retail	Industrial	Construction	All Other	Corporate	Total
Net sales	$482,090	$291,245	$414,825	$52,669	$(1,012)	$1,239,817
Cost of goods sold	426,834	246,276	346,725	39,890	(6,634)	1,053,091
Gross profit	55,256	44,969	68,100	12,779	5,622	186,726
Selling, general, administrative expenses	32,950	24,265	47,916	8,966	(1,206)	112,891
Other	(124)	(5)	(84)	78	(267)	(402)
Earnings from operations	$22,430	$20,709	$20,268	$3,735	$7,095	$74,237

	Three Months Ended September 28, 2019

(in thousands)	Retail	Industrial	Construction	All Other	Corporate	Total
Net sales	$397,140	$271,667	$445,505	$48,066	$648	$1,163,026
Cost of goods sold	353,291	224,363	373,181	35,532	(10,611)	975,756
Gross profit	43,849	47,304	72,324	12,534	11,259	187,270
Selling, general, administrative expenses	29,534	26,522	49,897	9,359	646	115,958
Other	18	14	1,021	(386)	178	845
Earnings from operations	$14,297	$20,768	$21,406	$3,561	$10,435	$70,467

	Three Months Ended December 28, 2019

(in thousands)	Retail	Industrial	Construction	All Other	Corporate	Total
Net sales	$286,380	$247,964	$411,689	$50,940	$1,068	$998,041
Cost of goods sold	247,667	203,634	340,748	34,816	13,921	840,786
Gross profit	38,713	44,330	70,941	16,124	(12,853)	157,255
Selling, general, administrative expenses	27,697	23,379	47,407	5,630	41	104,154
Other	320	493	53	901	(422)	1,345
Earnings from operations	$10,696	$20,458	$23,481	$9,593	$(12,472)	$51,756

UFP Industries, Inc.

The following table presents total assets by segment as of March 30, June 29, September 28, and December 29, 2019. During the second quarter of 2020, certain assets were reclassified to a different segment. Prior year information in this table has been restated to reflect these changes.

(in thousands)	March 30,	June 29,	September 28,	December 28,
Segment Classification	2019	2019	2019	2019
Retail	$523,266	$514,674	$462,058	$402,221
Industrial	369,464	371,976	368,239	377,329
Construction	521,105	534,307	575,789	522,638
All Other	130,691	126,652	126,683	136,990
Corporate	276,872	303,050	347,856	450,299
Total Assets	$1,821,398	$1,850,659	$1,880,625	1,889,477